Exhibit 10.18
CHARGEPOINT HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose. ChargePoint Holdings, Inc., a Delaware corporation (the “Company”), considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly-held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the ChargePoint Holdings, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. With respect to the Covered Executives, this Plan supersedes any other severance plan, policy, practice, or severance agreement with respect to Qualified Termination Events (as defined below), whether formal or informal, written or unwritten, previously announced or maintained by the Company, including any previously executed Severance and Change in Control Agreement. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or the Compensation and Organizational Development Committee of the Board.
(c)“Base Salary” shall mean a Covered Executive’s annual rate of base salary in effect as of the Date of Termination, determined without regard to any reduction thereof that constitutes Good Reason.
(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) the Covered Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) the Covered Executive’s material breach of any agreement between the Covered Executive and the Company; (iii) the Covered Executive’s material failure to comply with the Company’s written policies or rules; (iv) the Covered Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) the Covered Executive’s gross negligence or willful misconduct in connection with the Covered Executive’s performance of his/her duties to the Company; (vi) the Covered Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company; or (vii) the Covered Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Covered Executive’s cooperation. In the case of clauses (ii), (iii) and (vii), the Company will not terminate the Covered Executive’s employment for Cause without first giving the Covered Executive written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than ten days following such notice to the extent such events are curable (as determined by the Company).

Exhibit 10.18
(e)“Change in Control” shall have the meaning set forth in the ChargePoint Holdings, Inc. 2021 Equity Incentive Plan, or any successor thereto, as amended, modified, or supplemented from time to time.
(f)“Change in Control Period” shall mean the period beginning on the date of the Change in Control and ending on the one-year anniversary of the Change in Control.
(g)“COBRA” shall mean the Consolidated Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)“Covered Executives” shall mean members of the Executive Leadership Team of ChargePoint, Inc. who are designated by the Administrator in its sole discretion as participants in the Plan, and, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.
(j)“Date of Termination” shall mean the date that a Covered Executive’s employment with the Company and its subsidiaries ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(k)“Disability” shall mean that a Covered Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than a year.
(l)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
(m)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the nature or scope of the Covered Executive’s responsibilities, authority, powers, functions or duties within or to the Company (other than a change in title); (ii) a material reduction in the Covered Executive’s annual base salary or target bonus opportunity, other than reductions as part of an across-the-board reduction in base salaries and/or target bonuses of similarly-situated employees so long as the percentage reduction in the Covered Executive’s base salary and/or target bonus is not greater than the percentage reduction applicable to other similarly-situated employees and for the same period as the reduction in other employees’ reduction in base salary and/or target bonus; or (iii) the Covered Executive’s required relocation to offices more than fifty (50) miles from the Covered Executive’s principal place of business. For purposes of clause (i) of the previous sentence, a change in the reporting relationship will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority, powers, functions or duties. For the avoidance of doubt, a determination by the Administrator that a Covered Executive should no longer be designated as a Covered Executive as a result of a material change in such Covered Executive’s role pursuant to Section 4 will not, by itself, give such Covered Executive the right to terminate his or her employment for Good Reason.
(n)“Good Reason Process” shall mean: (i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Covered Executive notifies the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (iii) the Covered Executive

Exhibit 10.18
cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Covered Executive terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(o)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(p)“Participation Agreement” shall mean the written agreement evidencing participation under this Plan.
(q)“Qualified Termination Event” shall mean (i) a termination of the Covered Executive’s employment by the Company other than for Cause, death or Disability or (ii) the Covered Executive’s resignation from the Company for Good Reason, in each case, provided that he or she is actively at work or on an approved disability leave, military leave, or leave under the Family and Medical Leave Act as of the Date of Termination.
(r)“Separation Agreement and Release” shall mean a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, non-disclosure, non-solicitation, and non-disparagement provisions.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. The Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Administrator shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i)construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;
(ii)determine which individuals are and are not Covered Executives, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii)adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iv)make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

Exhibit 10.18
(v)decide all disputes arising in connection with the Plan; and
(vi)otherwise supervise the administration of the Plan.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. The Administrator may determine at any time that a Covered Executive should no longer be designated as a Covered Executive as a result of a material change in such Covered Executive’s role, with such removal to be effective upon ninety (90) days prior notice to the impacted Covered Executive.
5.Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation or leave entitlement, and any vested benefits the Covered Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination. In the event a Covered Executive’s employment with the Company is terminated due to the Covered Executive’s death or by the Company due to Disability, then any then-unvested (i) time-based equity awards shall be 100% vested upon such termination of employment, and (ii) performance-based equity awards shall be treated as set forth in the applicable award agreement.
6.Qualified Termination Not in Connection with a Change in Control. In the event a Qualified Termination Event with respect to a Covered Executive occurs at any time other than during the Change in Control Period and is not otherwise related to a Change in Control as determined by the Administrator, subject to his or her execution of a Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and subject to the Covered Executive complying with the Separation Agreement and Release, the Company shall:
(a)pay the Covered Executive an amount equal to six (6) months’ Base Salary; and
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a lump sum cash payment equal to six (6) months of the Covered Executive’s COBRA premiums, based on the premiums as of the Date of Termination.
The amounts payable under Section 6(a) and (b), as applicable, shall be paid out in a lump sum within sixty (60) days after the Date of Termination.
7.Qualified Termination in Connection with a Change in Control. In the event a Qualified Termination Event with respect to a Covered Executive occurs within the Change in Control Period or is otherwise determined by the Administrator to be in connection with the Change in Control, subject to his or her execution and non-revocation of the Separation Agreement and Release and subject to the Covered Executive complying with the Separation Agreement and Release:

Exhibit 10.18
(a)the Company shall pay to the Covered Executive an amount equal to the sum of (i) 100% of Base Salary, plus (ii) 100% of the Covered Executive’s annual target bonus in effect immediately prior to the Qualified Termination Event (determined without regard to any reduction thereof that constitutes Good Reason);
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a lump sum cash payment equal to twelve (12) months of the Covered Executive’s COBRA premiums, based on the premiums as of the Date of Termination; and
(c)100% of the unvested portion of each outstanding equity award that the Covered Executive holds as of the Date of Termination will vest and, if applicable, become exercisable, based on the greater of target and actual performance in the case of performance-based equity awards with performance periods that are still in process as of the Date of Termination; provided, that in the event of a Change in Control where the parties to such Change in Control do not provide for the assumption, continuation or substitution of equity awards of the Company, any and all outstanding and unvested equity awards held by the Covered Executive shall be subject to Section 9.3 of the ChargePoint Holdings, Inc. 2021 Equity Incentive Plan, as amended from time to time, or any comparable provision in a successor plan under which the equity was granted to the Covered Executive; provided, further, that in the event that an award agreement for an outstanding equity award expressly provides for treatment with respect to the award in the event of a Change in Control, such treatment shall apply.
The amounts payable under Sections 7(a) and (b), as applicable, shall be paid out in a lump sum within sixty (60) days after the Date of Termination. For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.
8.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

Exhibit 10.18
(b)For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
9.Participation Agreement.
As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Participation Agreement or similar agreement entered into between the Covered Executive and the Company and such other agreement(s) as designated in the applicable Participation Agreement. If a Covered Executive has not entered into a Participation Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
10.Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death. In addition, to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation under Section 409A of the Code and such payment is subject to the expiration and non-revocation of the Separation Agreement and Release, if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year to the extent required to comply with Section 409A of the Code.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate

Exhibit 10.18
payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.Notice and Date of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.
(b)Notice to the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:
ChargePoint Holdings, Inc.
Attention: ____
240 East Hacienda Avenue
Campbell, CA 95008
13.Claims Procedure.
(a)It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Covered Executive (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to _____, as set forth in Section 12. The Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless

Exhibit 10.18
special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Administrator to process the claim, the Administrator may request additional information and set deadlines for the Claimant to provide that information.
(b)The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(c)If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Administrator review the denial, provided that the Claimant files a written request for review with the Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(d)In deciding a Claimant’s appeal, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Administrator to decide the appeal, the Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(e)The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Administrator under this Section 12 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

Exhibit 10.18
(f)Upon a Claimant’s exhaustion of the provisions set forth above, any Claimant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in the County of Santa Clara, California. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the state of California. BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.
14.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
15.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
16.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.
19.No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
20.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
21.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.

Exhibit 10.18
22.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
23.Effectiveness and Term. The Executive Severance Plan is effective as of February 29, 2024.